EXHIBIT 10.2

Term Loan Agreement

Lender: Eyston Company Limited of B2, 3/F., Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong.

Debtor: Universal Security Instruments Inc. of 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, U.S.A.

Both parties hereby acknowledge and recognize the Debtor owes the Lender a debt with an amount of USD1,081,439.59 (the “Debt”) as of April 20, 2020. Both parties hereby agree to convert the Debt into a variable interest rate term loan (“Term Loan") with the following details:

Term Loan principal amount: USD1,081,439.59

Term Loan period: Two years starting April 20, 2020 and ending April 19, 2022.

Term Loan pay back: The Debtor shall pay back this Term Loan to the Lender in-full on or before April 19, 2022.

Term Loan interest payment: Interest to be paid monthly by the Debtor to the Lender on or before the end of each calendar month, subject to the variable interest rate as described below. Term Loan interest rate: The variable annualized interest rate in each month is the USD prime rate, as announced or published on the first day of each calendar month by Shanghai Commercial Bank Limited in Hong Kong, plus two percent.

The Debtor hereby guarantees the promptly repayment of the full amount of principal and interest of the Term Loan as and when the same will, in any manner, be or become due, according to the terms and conditions provided by this Agreement. The Debtor agrees not to pledge, hypothecate, mortgage, sell or otherwise transfer all or substantially all of its assets without the prior written consent of the Lender, provided, however, that in connection with the Debtor's factoring relationship or other commercial lender financing provided to the Debtor, the Debtor may assign its accounts and may grant the lender or factor a continuing security interest in its assets as heretofore granted. To the extent permitted by law, the Debtor waives all defenses, counterclaims or offsets that are legally available to the Debtor with respect to the repayment of the Debtor.

This Agreement shall be construed in accordance with, and governed by, the laws of the Hong Kong Special Administrative Region of the People's Republic of China. Any dispute arising hereunder may only be brought with the Courts of the preference of the Lender. This Agreement may not be assigned or transferred without written consent of the Lender.

For and on behalf of	For and on behalf of
Universal Security Instruments, Inc.	Eyston Company Limited

/s/	/s/
Sign by: Harvey Barry Grossblatt	Sign by: Lam, Wai Wing Malcolm
Position: President and CEO	Position: Director
Date: April 27, 2020	Date: April 27, 2020